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                                                                   EXHIBIT 4.5



                           INCENTIVE STOCK OPTION PLAN
                                       OF
                         JONES MEDICAL INDUSTRIES, INC.

         JONES MEDICAL INDUSTRIES, INC. (the "Company") hereby adopts an Incentive Stock Option Plan as follows:

         1. Within twelve months after adoption of the Plan by the Board of Directors, the Plan shall be submitted to the stockholders of the Company for approval.

         2. The Plan shall be referred to as "The 1989 Incentive Stock Option Plan of Jones Medical Industries, Inc."

         3. The incentive stock option provided for in this Plan is for the benefit of and may be exercised only by employees of the Company, or its affiliates, as designated from time to time by appropriate resolutions of the Board of Directors, whose compensation is not required to be determined on the basis of the number of hours per week actually worked for purposes of either the minimum wage provisions or the overtime wage provisions of the Fair Labor Standards Act, as amended.

         4. The stock of the Company in respect of which the Plan is applicable shall be common stock as defined in the form of Agreement attached to this Plan.

         5. The maximum number of shares of common stock subject to the 1989 Incentive Stock Option Plan of Jones Medical Industries, Inc. is 350,000 shares.

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         6.    The option price shall not be less than the fair market value of the stock at the time the option is granted.

         7. Unless otherwise permitted by applicable provisions of the Internal Revenue Code, no employee shall be granted an incentive stock option pursuant to this Plan if such employee at the time owns 10% or more of the common stock of the Company, and the number of shares of stock subject to any incentive stock option will be limited to such number as when added to the shares of common stock of the Company then owned by such employee shall not cause such employee to become an owner of 10% or more of the outstanding common stock of the Company.

         8. Each incentive stock option granted pursuant to the provisions of this Plan shall not be transferable by the employee to whom such option is granted other than by will or the laws of descent and distribution and shall be exercisable, during the lifetime of such employee, only by such employee.

         9. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year (under this Plan and any other incentive stock option plan or plans of the Company or its affiliated) shall not exceed $100,000.

         10. Each incentive stock option granted pursuant to the provisions of this Plan shall be evidenced by the execution of an Agreement substantially in one of the forms attached hereto as Exhibit A-1 and A-2, with such modifications as may be reasonably determined by the President of the

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               Company, signed on behalf of the Company and by the employee to whom such incentive stock option is granted.

         11. Each incentive stock option granted pursuant to the provisions of this Plan shall be subject to, and shall be construed so as to fully comply with all the applicable provisions of the Internal Revenue Code.

         12. Every incentive stock option granted pursuant to this Plan must be granted within ten (10) years after the adoption of this Plan, and every incentive stock option so granted shall be exercisable not more than ten (10) years after the date so granted.